UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 14, 2011

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CLEAR CHANNEL COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)
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Texas	001-09645	74-1787539
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

200 East Basse Road
San Antonio, Texas 78209
(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 822-2828

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Airplane Lease

As previously disclosed, on October 2, 2011, Robert W. Pittman was appointed as Chief Executive Officer of CC Media Holdings, Inc. (“CCMH”) and its indirect subsidiary Clear Channel Communications, Inc. (“CCU”), as a member of the board of directors of each of CCMH and CCU, and as Executive Chairman and a member of the board of directors of Clear Channel Outdoor Holdings, Inc. (“CCOH”), an indirect subsidiary of CCMH and CCU.  CCMH also entered into an employment agreement with Mr. Pittman on October 2, 2011.  On November 16, 2011, Clear Channel Broadcasting, Inc. (“CCB”), a Nevada corporation and a wholly owned subsidiary of CCMH, entered into an Aircraft Lease Agreement (the “Agreement”) with Yet Again Inc. (“Yet Again”), a Delaware corporation controlled by Mr. Pittman.  In accordance with their respective written policies for the review and approval of related party transactions involving executive officers or directors, the Agreement was pre-approved by the Audit Committee of each of CCMH and CCU, as well as by the board of directors of each of CCMH and CCU.

Pursuant to the Agreement, CCB will lease on an exclusive basis a Dassault-Breguet Mystere Falcon 900 aircraft (the “Aircraft”) owned by Yet Again in exchange for a one-time upfront rental payment equal to $3,000,000 (the “Lease Payment”) to Yet Again.  In addition to the Lease Payment, CCB will pay all taxes or fees which may be assessed or levied as a result of the leasing or operation of the Aircraft by CCB or the payment of the Lease Payment by CCB.  CCB will be responsible for all costs of operating and maintaining the Aircraft during the Term (as defined below), other than discretionary upgrades, capital improvements or refurbishment.  CCMH intends to make the Aircraft available to Mr. Pittman for his business and personal use pursuant to the terms of his previously disclosed employment agreement with CCMH.

The Agreement has a term that will continue for a period of six years from the date of delivery of the Aircraft (the “Term”) unless terminated (i) immediately upon the mutual consent of all parties, (ii) by either party immediately upon the termination of Mr. Pittman’s employment (for any reason) with CCMH or its affiliates, (iii) by the non-breaching party if an event of default has occurred and the breaching party has not cured within the applicable cure period (if any) provided for in the Agreement or (iv) automatically in certain circumstances following certain events of loss or upon damage to the Aircraft that renders it improbable that it can be operated within 60 days.  In the event the Agreement is terminated prior to the expiration of the Term, Yet Again will be required to refund to CCB a pro rata portion of the Lease Payment and a pro rata portion of the tax associated with the amount of the Lease Payment refunded, based upon the period remaining in the Term.

The Agreement provides that Yet Again will obtain insurance policies covering all operations of the Aircraft at CCB’s sole cost and expense.  The Agreement contains customary provisions regarding delivery, limitation of liability and risk of loss.

Compensation Changes

 On November 14, 2011, the Executive Performance Subcommittee (the “Subcommittee”) of the Compensation Committee of the board of directors of CCMH approved an additional bonus opportunity for John E. Hogan, CCMH’s President and Chief Executive Officer – Clear Channel Radio, of between $0 and $1,000,000, based on criteria relating to operational performance during 2011 that will be established and approved by the Subcommittee at a later date.  Following the conclusion of 2011, based on such criteria approved by the Subcommittee, the Subcommittee, in its sole discretion, will determine the bonus amount, if any, earned, (i) one-third of which will be paid immediately following such date of determination, (ii) one-third of which will be paid on the first anniversary of such date of determination and (iii) one-third of which will be paid on the second anniversary of such date of determination.

On November 14, 2011, the Subcommittee also approved an increase in the base salary of Robert H. Walls, Jr., the Executive Vice President, General Counsel and Secretary of CCMH and CCU and a member of the Office of the Chief Executive Officer and the Executive Vice President, General Counsel and Secretary of CCOH, from $550,000 to $750,000, effective as of October 1, 2011, in recognition of Mr. Walls’ continued contribution and value to the organization.  Pursuant to the terms of his employment agreement, effective October 1, 2011, the increase in Mr. Walls’ base salary also results in a corresponding increase in Mr. Walls’ target bonus amount for 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL COMMUNICATIONS, INC.

Date: November 17, 2011	By:	/s/ Scott D. Hamilton
Scott D. Hamilton
Senior Vice President, Chief Accounting Officer and
Assistant Secretary